EXHIBIT 10.18

PERFORMANCE RSU AWARD AGREEMENT

HBT FINANCIAL, INC. OMNIBUS INCENTIVE PLAN

HBT Financial, Inc. (the “Company”) grants to the Participant named below (“you”) the number of performance restricted stock units (“PRSUs”) set forth below (the “Award” or “PRSU Award”), under this PRSU Award Agreement (this “Agreement” or “Award Agreement”).

Governing Plan:	HBT Financial, Inc. Omnibus Incentive Plan (the “Plan”)
Defined Terms:	As set forth in the Plan, unless otherwise defined in this Agreement
Participant:	[Name]
Grant Date:	[Date]
Target Number of PRSUs:	[●] (the “target number of PRSUs”)
Definition of PRSU:	Each PRSU earned entitles you to receive one Share, together with accrued Dividend Equivalents, in the future subject to the terms of this Agreement.
Performance Period:	[●] through [●] (the “Performance Period”)
Earning and Payment:	Subject to the terms of the Agreement, the number of PRSUs which may earned and become vested and payable is as follows: [●]

PRSU TERMS

1.Grant of PRSUs.
(a)The Award is subject to the terms of the Plan. The terms of the Plan are incorporated into this Agreement by this reference.
(b)You must accept the terms of this Agreement by returning a signed copy to the Company within 30 days after the Agreement is presented to you for review. The Committee may unilaterally cancel and forfeit the Award in its entirety if you do not accept the terms of this Agreement.
2.Rights as Stockholder..
(a)You will have no rights or privileges of a Stockholder as to the Shares underlying the PRSUs before Settlement under Section 5 below, including no right to vote or receive dividends or other distributions; in addition, the following terms will apply:
(i)you will not be entitled to delivery of any Share certificates for the PRSUs until Settlement (if at all) and upon the satisfaction of all other terms;
(ii)you may not sell, transfer (other than by will or the laws of descent and distribution), assign, pledge or otherwise encumber or dispose of the PRSUs or any rights under the PRSUs before Settlement;
(iii)you will forfeit all of the PRSUs and all of your rights under the PRSUs will terminate in their entirety on the terms set forth in Section 4(a) and Section 10(j) below; and
(iv)each earned PRSU will be credited with cash and stock dividends, if any, paid by the Company during the period commencing on the Grant Date and ending on the date of Settlement in respect of one Share (“Dividend Equivalents”), and any such Dividend Equivalents will be accumulated and will vest and be paid in the same form (cash or stock) at the same time as such earned PRSUs vest and are paid.
(b)Any attempt to dispose of the PRSUs or any interest in the PRSUs in a manner contrary to the terms of this Agreement will be void and of no effect.
3.Vesting. Earned PRSUs, if any, determined in accordance with this Agreement will vest on [●] (the “[●] Vesting Date”), subject to Section 4 below.
4.Effect of Separation from Service; Forfeiture; Change in Control.

(a)  Except as otherwise provided in the remainder of this Section 4, if (i) you incur a Separation from Service prior to the [●] Vesting Date (for the avoidance of doubt, which does not otherwise result in the immediate or continued earning and payment of the PRSUs), (ii) you materially breach this Agreement or (iii) you fail to meet the tax withholding obligations described in Section 6 below, all of your rights to the PRSUs will terminate immediately and be forfeited in their entirety.

(b)  Except as provided in the following paragraphs of this Section 4, if you incur a Separation from Service due to your death or a Disability (such Separation from Service a “Qualifying Separation”) on or prior to [●], then a percentage of your target number of PRSUs shall remain outstanding and may become earned and vested PRSUs, and the remainder of your target number of PRSUs shall be forfeited and will not become earned or vested after such Separation from Service. In the event of such Qualifying Separation, the percentage of your target number of PRSUs that will remain outstanding and eligible to become earned and vested will be equal to the product of (i) the target number of PRSUs multiplied by (ii) a fraction, the numerator of which is the number of whole months that have elapsed from [●] to the date your Qualifying Separation and the denominator of which is 36; provided, that if at the time of your Qualifying Separation you had satisfied the Retirement Age and Service Requirement (as defined in Section 4(c) below), then such product shall be 100% of your target number of PRSUs. Such product shall become your target number PRSUs for purposes of determining the number of earned PRSUs under Exhibit A, if any, following the end the of the Performance Period.  Your earned PRSUs, if any, will vest and become payable in Shares on the [●] Vesting Date.

(c)  If you incur a Separation from Service due to your Retirement on or after [●] and prior to the [●] Vesting Date, then your target number of PRSUs shall remain outstanding and may become earned and vested PRSUs after such Separation from Service and such target number PRSUs shall apply for purposes of determining the number of earned PRSUs under Exhibit A, if any, following the end the of the Performance Period.  Your earned PRSUs, if any, will vest and become payable in Shares on the [●] Vesting Date. For purposes of this Award Agreement, “Retirement” means your Separation from Service for any reason other than a Qualifying Separation or termination for Cause if:

(i)you are (A) at least 55 years of age and have at least 15 years of continuous service with the Company and its Affiliates, or (B) at least 60 years of age and have at least five years of such continuous service (the “Retirement Age and Service Requirement”); and
(ii)you have provided for an orderly transition of your duties to a successor as determined by the Committee, including by:  (A) providing notice that you are considering retirement sufficiently in advance (generally at least 90 days unless the Committee approves a shorter period) of your anticipated retirement date; and (B) assisting with the transition of your duties to a successor.

In addition, as a condition for your Separation from Service to qualify as a Retirement, on or effective on the date of your Retirement, you will be required to enter into an agreement with the Company (the “Post-Retirement Agreement”) providing that during the period following your Retirement in which unvested PRSUs are outstanding and for one year after the date any of such PRSUs become vested (the “Post-Retirement Restricted Covenant Period”), you will comply with and not violate any of the restrictive covenants (the “Post-Retirement Restrictive Covenants”) set forth on Schedule 1 or any post-employment covenant applicable to you under an Employment Agreement or other agreement in effect with, or policy of, the Company or any of its Affiliates (any such violation a “Post-Retirement Violation”). Without limiting any other provision of this Agreement, including Section 10(i), if a Post-Retirement Violation occurs during the Post-Retirement Restricted Covenant Period (A) any unvested PRSUs will immediately terminate and be forfeited in their entirety and (B) any Shares received upon vesting of the PRSUs after the date of your Retirement will be subject to repayment to the Company (either the actual Shares or the current value thereof).

(d)  Except as provided in the following paragraphs of this Section 4, if you incur a Separation from Service after [●] but prior to the [●] Vesting Date due to a Qualifying Separation, or without Cause or for Good Reason, then 100% of your target number of PRSUs shall remain outstanding and may become earned PRSUs and vest and become payable on the [●] Vesting Date as if such Separation from Service had not occurred.

(e)  If a Change in Control occurs prior to [●] and you incur a Separation from Service due to a Qualifying Separation, Retirement, without Cause or for Good Reason upon such Change in Control or within the 24 months after the Change in Control, but prior to the date all of the earned PRSUs have become vested, then any earned PRSUs (or a Substitute Award as described below, as the case may be) which are then unvested shall vest in full on the date of such Separation from Service and become immediately payable. If your Separation from Service occurs for any other reason (including for Cause or without Good Reason (other than Retirement) upon or within the 24 months after such Change in Control but prior to the time that all of the earned PRSUs (or a Substitute Award, as the case may be) have become vested, then the unvested earned PRSUs (or a Substitute Award, as the case may be) shall be immediately forfeited and all of your rights hereunder shall terminate.

(f)  For purposes of this Award Agreement, a Separation from Service  “without Cause” means termination of your employment by the Company or any Subsidiary without Cause, and “for Good Reason” means your resignation from employment for Good Reason.  If you are a party to an employment agreement with the Company or any Subsidiary (such agreement the “Employment Agreement”), the determination of whether your employment terminated “without Cause” or “for Good Reason” shall be determined in accordance with the terms of your Employment Agreement, including but not limited to provisions relating to involuntary termination or words of similar import.  If you do not have an Employment Agreement with the Company or any Subsidiary with such terms, then the following terms shall apply:

(i)“Cause” shall have the meaning ascribed to it in the Plan.
(ii)“Good Reason” shall mean the occurrence of any event, other than in connection with termination of your employment by the Company or any Subsidiary, which results in (1) a material diminution of your principal duties or responsibilities from those in effect immediately prior to the Change in Control, including, without limitation, a significant change in the nature or scope of your principal duties or responsibilities, such that your duties or responsibilities are inconsistent with those immediately prior to the Change in Control, and commonly (in the banking industry) considered to be of lesser responsibility, or (2) a material diminution of your total compensation from that immediately prior to the Change in Control or (3) you being required to be based at an office or location which is more than 35 miles from your office or location immediately prior to the Change in Control.  Notwithstanding the foregoing, in order for your resignation for Good Reason to occur, (x) you must provide written notice of the Good Reason event to the Company or its subsidiary within 30 days after the initial existence of such event, (y) the Company or its subsidiary must not have cured such condition within 30 days of receipt of your written notice or the Company or Subsidiary must have stated unequivocally in writing that it does not intend to attempt to cure such condition; and (z) you must resign from employment at the end of the period within which the Company or Subsidiary was entitled to remedy the condition constituting Good Reason but failed to do so.

(g)  In the event of a Change in Control after the completion of the Performance Period on [●], but prior to the [●] Vesting Date, the earned PRSUs will continue to vest and become payable as provided above.

(h)  In the event and concurrently with the effectiveness of a Change in Control during the Performance Period, the Performance Period shall end and the number of earned PRSUs shall be determined in accordance with Exhibit A. The earned PRSUs shall vest and become payable as provided in Section 4(i) below.

(i)  A Change in Control shall not, by itself, result in acceleration of vesting or payment of the earned PRSUs, except as provided in this Section (4)(i).

(i)Upon a Change in Control, the earned PRSUs (as determined in accordance with Exhibit A) will vest in full upon the date of the Change in Control and become payable on the first regular payroll day following the Change in Control unless another award meeting the requirements of this Section (4)(i) (a “Substitute Award”) is provided to you to replace this Award (the “Original Award”).  The earned PRSUs represented by such Substitute Award, if applicable, shall continue to vest and become payable as provided in Section 3 and Section 4(b) and (d), subject to earlier vesting in accordance with Section 4(e), above.

(ii)An award shall meet the requirements of this Section (4)(i), and thereby qualify as a Substitute Award, if the following conditions are met:

(1)the award has a value at least equal to the value of the Original Award;
(2)the award relates to publicly traded equity securities of the Company or its successor following the Change in Control or another entity that is affiliated with the Company or its successor following the Change in Control; and
(3)the other terms and conditions of the award are not less favorable to you than the terms and conditions of the Original Award, including the vesting provisions of Section 4(d) above (except that in the event of a subsequent Change in Control of the Company or its successor, the Substitute Award shall be fully vested and freely transferable upon such subsequent Change in Control).

Without limiting the generality of the foregoing, a Substitute Award may take the form of a continuation of the Original Award if the requirements of the preceding sentence are satisfied.  The determination of whether the conditions of this Section 4 are satisfied shall be made by the Committee, as constituted immediately before the Change in Control, in its sole discretion.

5.Settlement of PRSUs. Delivery of Shares or payment of other amounts (“Settlement”) which become vested and payable under this Agreement will be subject to the following:
(a)The Company will deliver to you one Share and the accrued Dividend Equivalents with respect thereto for each earned PRSU within 15 days after the date the earned PRSU has become vested and payable (the 2024 Vesting Date or such earlier date as provided in Section 4(d) or 4(h) above).
(b)Any issuance of Shares under the Award may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any securities exchange or similar entity.
(c)If a certificate for Shares is delivered to you under the Award, the certificate may bear the following or a similar legend as determined by the Company:

The ownership and transferability of this certificate and the shares of stock represented hereby are subject to the terms (including forfeiture) of the HBT Financial, Inc. Omnibus Incentive Plan and a PRSU award agreement entered into between the registered owner and HBT Financial, Inc. Copies of such plan and agreement are on file in the executive offices of HBT Financial, Inc.

In addition, any stock certificates for Shares will be subject to any stop-transfer orders and other restrictions as the Company may deem advisable under the rules, regulations and other requirements of the SEC, any securities exchange or similar entity upon which the Shares are then listed, and any applicable federal or state securities law, and the Company may cause a legend or legends to be placed on any certificates to make appropriate reference to these restrictions.

6.Withholding.
(a)Regardless of any action the Company may take that is related to any or all income tax, payroll tax or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items owed by you is and will remain your responsibility. The Company (i) makes no representations or undertakings regarding the treatment of any Tax-Related Items under the Award and (ii) does not commit to structure the terms of the Award to reduce or eliminate your liability for Tax-Related Items.
(b)You will be required to meet any applicable tax withholding obligation in accordance with the tax withholding terms of Section 14.5 of the Plan (and any successor terms); provided that you will be permitted to elect to have the Company withhold from the Shares and any Dividend Equivalents otherwise payable to you under this Award the amounts necessary to satisfy such withholding obligations as described in said Section 14.5 of the Plan. The PRSUs are intended to be exempt from Section 409A, and this Agreement will be administered and interpreted consistently with that intent and with the terms of Section 14.16 of the Plan (and any successor terms).
7.Adjustment. Upon any event described in Section 4.2 of the Plan (and any successor sections) occurring after the Grant Date, the adjustment terms of that section will apply to the Award.
8.Bound by Plan and Committee Decisions. By accepting the Award, you acknowledge that you have received a copy of the Plan, have had an opportunity to review the Plan, and agree to be bound by all of the terms of the Plan. If there is any conflict between this Agreement and the Plan, the Plan will control. The authority to manage and control the operation and administration of this Agreement and the Plan is vested in the Committee. The Committee has all powers under this Agreement that it has under the Plan. Any interpretation of this Agreement or the Plan by the Committee and any decision made by the Committee related to the Agreement or the Plan will be final and binding on all Persons.
9.Regulatory and Other Limitations. Notwithstanding anything else in this Agreement, the Committee may impose conditions, restrictions and limitations on the issuance of Shares under the Award unless and until the Committee determines that the issuance complies with (a) all registration requirements under the Securities Act, (b) all listing requirements of any securities exchange or similar entity on which the Shares are listed, (c) all Company policies and administrative rules and (d) all applicable laws.
10.Miscellaneous.
(a)Notices. Any notice that may be required or permitted under this Agreement must be in writing and may be delivered personally, by intraoffice mail, or by electronic mail or via a postal service (postage prepaid) to the electronic mail or postal address and directed to the person as the receiving party may designate in writing from time to time.
(b)Waiver. The waiver by any party to this Agreement of a breach of any term of the Agreement will not operate or be construed as a waiver of any other or subsequent breach.
(c)Entire Agreement. This Agreement and the Plan constitute the entire agreement between you and the Company related to the Award. Any prior agreements, commitments or negotiations concerning the Award are superseded.
(d)Binding Effect; Successors. The obligations and rights of the Company under this Agreement will be binding upon and inure to the benefit of the Company and any successor corporation or organization resulting from the merger, consolidation, sale or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company. Your obligations and rights under this Agreement will be binding upon and inure to your benefit and the benefit of your beneficiaries, executors, administrators, heirs and successors.
(e)Governing Law; Jurisdiction; Waiver of Jury Trial. You acknowledge and expressly agree to the governing law terms of Section 14.9 of the Plan (and any successor terms) and the jurisdiction and waiver of jury trial terms of Section 14.10 of the Plan (and any successor terms).
(f)Amendment. This Agreement may be amended at any time by the Committee, except that no amendment may, without your consent, materially impair your rights under the Award.

(g)Severability. The invalidity or unenforceability of any term of the Plan or this Agreement will not affect the validity or enforceability of any other term of the Plan or this Agreement, and each other term of the Plan and this Agreement will be severable and enforceable to the extent permitted by law.
(h)No Rights to Service; No Impact on Other Benefits. Nothing in this Agreement will be construed as giving you any right to be retained in any position with the Company or its Affiliates.  Nothing in this Agreement will interfere with or restrict the rights of the Company or its Affiliates—which are expressly reserved—to remove, terminate or discharge you at any time for any reason whatsoever or for no reason, subject to the Company’s certificate of incorporation, bylaws, and other similar governing documents and applicable law. The value of the PRSUs is not part of your normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit. The grant of the PRSUs does not create any right to receive any future awards.
(i)Further Assurances. You must, upon request of the Company or the Committee, do all acts and execute, deliver, and perform all additional documents, instruments and agreements that may be reasonably required by the Company or the Committee to implement this Agreement.
(j)Clawback. All awards, amounts or benefits received or outstanding under the Plan will be subject to clawback, cancellation, recoupment, rescission, payback, reduction or other similar action in accordance with the terms of any Company clawback or similar policy or any applicable law related to such actions, as may be in effect from time to time. You acknowledge and consent to the Company’s application, implementation and enforcement of any applicable Company clawback or similar policy that may apply to you, whether adopted before or after the Grant Date (including the forfeiture, clawback and detrimental conduct terms contained in Section 14.22 of the Plan as of the Grant Date (and any successor terms)), and any term of applicable law relating to clawback, cancellation, recoupment, rescission, payback, or reduction of compensation, and the Company may take such actions as may be necessary to effectuate any such policy or applicable law, without further consideration or action.
(k)Electronic Delivery and Acceptance. The Company may deliver any documents related to current or future participation in the Plan by electronic means. You consent to receive those documents by electronic delivery and to participate in the Plan through any online or electronic system established and maintained by the Company or a third party designated by the Company.
11.Your Representations. You represent to the Company that you have read and fully understand this Agreement and the Plan and that your decision to participate in the Plan is completely voluntary. You also acknowledge that you are relying solely on your own advisors regarding the tax consequences of the Award.

By signing below, you agree that the Award is granted under and governed by the terms of the Plan and this PRSU Award Agreement—and you agree to all such terms—as of the Grant Date.

PARTICIPANTHBT FINANCIAL, INC.

Sign name:     Sign name:

Print name:     Print name:

Title:

Exhibit A to Performance RSU Award Agreement

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